Exhibit 99.1

Ingles Markets, Incorporated Reports Increased Sales and Net Income for First Quarter 2011

ASHEVILLE, N.C.--(BUSINESS WIRE)--January 31, 2011--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported an overall increase in sales of 3.8% to $872.8 million for its first fiscal quarter ended December 25, 2010. For the December 2010 quarter, net income rose to $7.7 million compared with net income of $6.0 million for the quarter ended December 2009.

Commenting on the results, Robert P. Ingle, chief executive officer, said, “We are off to a strong start for fiscal year 2011 with increased sales and profits for the quarter that included Thanksgiving and Christmas. Overall conditions are improving somewhat, but we continue to be cautious about the next few quarters.”

Financial Results

Net sales rose 3.8% to $872.8 million for the quarter ended December 25, 2010, compared with $841.0 million for the quarter ended December 26, 2009. Grocery segment comparable store sales increased 2.9%, both with and excluding gasoline sales. Average transaction size increased while weekly customer visits were about level with the comparable December 2009 quarter.

Gross profit for the first quarter of fiscal 2011 rose 4.4% to $193.5 million, an increase of $8.2 million compared with the first quarter of fiscal 2010. Gross profit as a percentage of sales increased to 22.2% for the first quarter of fiscal 2011 compared with 22.0% for the first quarter of fiscal 2010. Grocery segment gross margins, excluding gasoline, also increased from 25.0% in the first quarter of fiscal 2010 to 25.2% for the current-year quarter. The improvement in gross margin benefitted from changes in sales mix and vendor participation in pricing promotions during the very competitive holiday season.

Sales and gross profit dollars in the Company’s fluid dairy operations increased due to higher milk prices and a modest volume increase for the first quarter of fiscal 2011 compared with the comparable fiscal 2010 quarter.

Total operating expenses were $167.3 million for the first quarter of fiscal 2011 compared with $160.6 million for the comparable fiscal 2010 quarter. Operating and administrative expenses as a percentage of sales, excluding gasoline sales and associated operating expenses, were essentially unchanged at 21.8% and 21.7% for the three months ended December 25, 2010 and December 26, 2009, respectively. The growth in operating expenses was comprised primarily of increases in depreciation, insurance, bank charges, utilities and payroll arising from stores opened or remodeled since the first quarter of last year.

Net rental income, gains/losses on asset disposals and other income rose to $1.5 million for the first quarter of fiscal 2011 compared with $0.9 million for the 2010 first fiscal quarter, primarily due to higher income from sales of scrap cardboard and packaging materials. Asset disposal transactions were insignificant for the comparative fiscal quarters.

Interest expense decreased $0.3 million for the three-month period ended December 25, 2010, to $15.9 million from $16.2 million for the three-month period ended December 26, 2009. Total debt at December 25, 2010, was $784.5 million compared to $841.7 million at December 26, 2009. The Company currently has lines of credit totaling $185.0 million with no amounts borrowed at December 25, 2010. On December 29, 2010, the maturity date of a $175.0 million line of credit facility was extended to December 29, 2015. The Company believes its financial resources, including these lines of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

Net income for the December 2010 quarter increased 27.2% to $7.5 million compared with net income of $6.0 million for the December 2009 quarter. Basic and diluted earnings per share for the Company’s publicly traded Class A common stock were $0.33 and $0.31 per share, respectively, for the December 2010 quarter compared with $0.26 and $0.25 per share, respectively, for the December 2009 quarter.

Capital expenditures totaled $25.7 million for the first quarter of fiscal 2011. During the first quarter, Ingles opened one new and two remodeled stores. Following a period of increased store development in fiscal 2008 and 2009, the Company is being more cautious in its development plans until economic conditions improve. The Company’s capital expenditure plans for fiscal 2011 include investments of approximately $100 million to $140 million. During fiscal 2011 the Company expects to begin construction of an adjacent addition to its current distribution center. The project will be funded with tax exempt Recovery Zone Facility Bonds that were issued on December 29, 2010, in the amount of $99.7 million. In addition to the distribution center, proceeds will be used to construct a new store in Buncombe County, North Carolina. Both of these projects are expected to be completed in fiscal 2012. Depending upon the timing of fiscal 2011 expenditures for the distribution center expansion, the Company intends to open two new, replacement or remodeled stores and add approximately four new fuel stations at either new or existing stores during the remainder of fiscal 2011.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2010 Form 10-K and Form 10-Q for the quarter ended December 25, 2010.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 203 supermarkets. In conjunction with its supermarket operations, the Company also operates 70 neighborhood shopping centers, all but 12 of which contain an Ingles supermarket. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information, visit Ingles’ website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Quarter Ended
	December 25,	December 26,
	2010	2009
Net sales	$872,753	$840,953
Gross profit	193,481	185,260
Operating and administrative expenses	167,255	160,601
Rental income, net	315	274
Gain/(loss) from sale or disposal of assets	11	(200)
Income from operations	26,552	24,733
Other income, net	1,125	854
Interest expense	15,855	16,151
Income taxes	4,169	3,419
Net income	$7,653	$6,017

Basic earnings per common share – Class A	$0.33	$0.26
Diluted earnings per common share – Class A	$0.31	$0.25
Basic earnings per common share – Class B	$0.30	$0.23
Diluted earnings per common share – Class B	$0.30	$0.23

Additional selected information:
Depreciation and amortization expense	$20,947	$21,600
Rent expense	$3,869	$3,662

Condensed Consolidated Balance Sheets (Unaudited)

	December 25,	September 25,
	2010	2010
ASSETS
Cash and cash equivalents	$21,360	$57,855
Certificates of deposit	—	6,000
Receivables-net	60,034	53,081
Inventories	289,671	286,431
Other current assets	14,635	16,544
Property and equipment-net	1,093,927	1,089,391
Other assets	20,465	19,998
TOTAL ASSETS	$1,500,092	$1,529,300

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$90,681	$92,185
Accounts payable, accrued expenses and current portion of other long-term liabilities	220,982	218,971
Deferred income taxes	70,121	72,213
Long-term debt	693,810	725,314
Other long-term liabilities	7,413	6,777
Total Liabilities	1,083,007	1,115,460
Stockholders' equity	417,085	413,840
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,500,092	$1,529,300

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941, ext. 223
Chief Financial Officer